                                                                  EXECUTION COPY










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                             COOPERATION AGREEMENT

                                  BY AND AMONG

                       PEGASUS SATELLITE TELEVISION, INC.
           on its own behalf and on behalf of its direct and indirect subsidiaries that are Sellers under the Asset Purchase Agreement

                                      AND

                                 DIRECTV, INC.



                           Dated as of July 30, 2004

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


                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I        DEFINITIONS...................................................1

      1.1        Certain Definitions...........................................1
      1.2        Other Definitional and Interpretive Matters...................4


ARTICLE II       OPERATIONAL MATTERS...........................................5

      2.1        Working Teams.................................................5
      2.2        Customer Account Migration....................................6
      2.3        Customer Service Operations...................................7
      2.4        Customer Billing and Collection Activities....................8
      2.5        Sales and Distribution Activities; Retention and Upgrade;
                 Residence Servicing Activities................................8
      2.6        Member Agreements.............................................9
      2.7        Existing Migration Process....................................9


ARTICLE III      COST REIMBURSEMENT...........................................10

      3.1        Customer Offers Reimbursement................................10
      3.2        Migration Plan Reimbursement.................................11
      3.3        Customer Conversion Reimbursement............................11
      3.4        Reimbursement Procedures.....................................11


ARTICLE IV       POST-CLOSING TRANSITION......................................11

      4.1        Transition Services..........................................11
      4.2        Incentive Fee................................................12

ARTICLE V        TERMINATION..................................................12

      5.1        Bankruptcy Court Approval....................................12
      5.2        Termination of Agreement.....................................12
      5.3        Procedure Upon Termination...................................12
      5.4        Effect of Termination........................................13



                                        i

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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
ARTICLE VI       MISCELLANEOUS................................................14

     6.1         Post-Petition Amounts Due from Pegasus to DIRECTV............14
     6.2         Audit........................................................14
     6.3         Expenses.....................................................14
     6.4         Submission to Jurisdiction; Consent to Service of Process....14
     6.5         Financial Dispute............................................15
     6.6         Waiver of Right to Trial by Jury.............................15
     6.7         Entire Agreement; Amendments and Waivers.....................15
     6.8         Governing Law................................................15
     6.9         Notices......................................................16
     6.10        Severability.................................................17
     6.11        Binding Effect; Assignment...................................17
     6.12        Non-Recourse.................................................18
     6.13        Counterparts.................................................18
     6.14        Reservation of Rights........................................18
     6.15        No Survival..................................................18



Schedule
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1.1              Customer Conversion Reimbursement
2.1(a)           Working Teams

                              COOPERATION AGREEMENT

         COOPERATION AGREEMENT, dated as of July 30, 2004, by and among Pegasus Satellite Television, Inc. ("PST") (on its own behalf and on behalf of its direct and indirect subsidiaries that are Sellers under the Asset Purchase Agreement (as defined below) (collectively with PST, "Pegasus")), and DIRECTV, Inc., a California corporation ("DIRECTV").

                                   WITNESSETH:

         WHEREAS, Pegasus and certain of its Affiliates, each commenced a case (collectively, the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), on June 2, 2004 by filing respective voluntary petitions with the United States Bankruptcy Court for the District of Maine (the "Bankruptcy Court");

         WHEREAS, PST, Golden Sky Systems, Inc., other Affiliates of Pegasus and DIRECTV have entered into an Asset Purchase Agreement, dated as of the date hereof, as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions thereof (the "Asset Purchase Agreement") and Pegasus Satellite Communications, Inc., DIRECTV and certain other parties have entered into the Settlement Agreement;

         WHEREAS, the Asset Purchase Agreement, this Agreement and the Settlement Agreement are integral, interdependent parts of an overall settlement of the matters referred to in the Settlement Agreement; and

         WHEREAS, certain terms used in this Agreement are defined in
Section 1.1.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

         "Actions" shall have the meaning set forth in the Settlement Agreement.

         "Active Subscriber" shall have the meaning set forth in the Asset Purchase Agreement.

         "ADS Facility" shall have the meaning set forth in Section 2.3(a).

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Cooperation Agreement, by and between PST and DIRECTV (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions hereof).

         "Approval Motion" shall have the meaning set forth in the Asset Purchase Agreement.

         "Asset Purchase Agreement" shall have the meaning set forth in the Recitals hereto.

         "Bankruptcy Code" shall have the meaning set forth in the Recitals hereto.

         "Bankruptcy Court" shall have the meaning set forth in the Recitals hereto.

         "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

         "Chapter 11 Case" shall have the meaning set forth in the Recitals hereto.

         "Closing" shall have the meaning set forth in the Asset Purchase Agreement.

         "Closing Date" shall have the meaning set forth in the Asset Purchase Agreement.

         "Contact Persons" shall have the meaning set forth in Section 2.1(b).

         "Covered Transaction" shall have the meaning set forth in the Asset Purchase Agreement.

          "Creditors' Committee" means the statutory committee of unsecured creditors duly appointed in the Chapter 11 Case.

          "Customer" means the customers of Pegasus for DIRECTV(R) services and related services and products.

         "Customer Conversion Reimbursement Amount" means an aggregate amount equal to the product of (i) the Excess Migration Amount, (ii) $0.77, and (iii) the number of days between the date of conversion and the Reference Date calculated for each date from the date hereof (not including the date hereof) until the Reference Date; provided, however, that in no event shall Sellers' owe DIRECTV any money under this calculation. An illustrative calculation is set forth on Schedule 1.1.



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         "Customer Transfer" shall have the meaning set forth in Section 2.2(b).

          "DIRECTV" shall have the meaning set forth in the Preamble hereto.

         "Dispute Statement" shall have the meaning set forth in Section 6.5.

         "Excess Migration Amount" means the amount obtained by subtracting (i) twelve hundred fifty (1,250) from (ii) the number of Active Subscribers, who are Qualified Subscribers as of the date hereof, that terminate existing accounts with Pegasus and activate new accounts with DIRECTV on a given date between the date hereof (not including the date hereof) and the Reference Date, such amount to be determined on a daily basis. For any given day, such amount may be positive, negative or zero.

         "Existing Migration Process" shall have the meaning set forth in
Section 2.7(a).

         "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

         "HSR Act" shall have the meaning set forth in the Asset Purchase Agreement.

          "Implementation Date" means the first day following the later of (i) the granting of the Approval Order (as defined in the Asset Purchase Agreement) and (ii) the expiration or termination of the HSR Act waiting period without any governmental order enjoining the Closing.

         "Incentive Fee" shall have the meaning set forth in Section 4.2.

         "Member Agreements" means the NRTC/Member Agreements for Marketing and Distribution of DBS Services (as amended, including in 1994) between Pegasus and NRTC.

         "Migration Plan" shall have the meaning set forth in Section 2.2(a).

         "Migration Planning" shall have the meaning set forth in
Section 2.2(a).

         "Net Service Obligations" shall have the meaning set forth in the Asset Purchase Agreement.

         "NRTC" means National Rural Telecommunications Cooperative, a District of Columbia non-profit cooperative corporation.

         "Pegasus" shall have the meaning set forth in the Preamble hereto.

         "Person" means any individual, corporation, cooperative, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "PST" shall have the meaning set forth in the Preamble hereto.



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

         "Purchase Price" shall have the meaning set forth in the Asset Purchase Agreement.

         "Qualified Subscriber" shall have the meaning set forth in the Asset Purchase Agreement.

         "Referee" shall have the meaning set forth in the Asset Purchase Agreement.

         "Reference Date" means the date which is the earlier of September 15, 2004 and the Closing Date.

         "Seamless Agreement" means the Revised Seamless Consumer Program, dated as of October 3, 2001, as amended, among PST, Golden Sky Systems, Inc. and DIRECTV.

         "Sellers" shall have the meaning set forth in the Asset Purchase Agreement.

         "Settlement Agreement" shall have the meaning set forth in the Asset Purchase Agreement.

         "Subscriber List" shall have the meaning set forth in the Asset Purchase Agreement.

          "Transition Period" shall have the meaning set forth in Section 4.1.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

         "Working Teams" shall have the meaning set forth in Section 2.1(a).

         1.2 Other Definitional and Interpretive Matters.

                  (a) Unless otherwise specified, for purposes of this Agreement, the following rules of interpretation shall apply:

         Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded unless otherwise expressly provided. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

         Dollars. Any reference in this Agreement to "$" shall mean U.S.
dollars.

         Schedules. The Schedules annexed hereto or referred to herein are hereby incorporated in and made an integral part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

         Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Article" or "Section" of or "Schedule" to are to the corresponding Article or Section of or Schedule to this Agreement.

         Herein. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear.

         Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                  (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                   ARTICLE II

                               OPERATIONAL MATTERS

         2.1 Working Teams.

                  (a) The Persons set forth on Schedule 2.1(a) will constitute the "Working Teams". Each party hereto may make additions to the Working Teams by providing notice to the other party. The Working Teams will be responsible for managing the implementation of this Agreement, including formulating a plan with respect to the following functional areas:

                           (i) Billing and IT infrastructure;

                           (ii) Customer service and Customer communications;

                           (iii) Customer residence servicing activities (such
                  as equipment servicing calls and equipment upgrade activities);

                           (iv) Accounting and financial operations;

                           (v) Sales and marketing; and

                           (vi) Customer retention and churn minimization
                  tactics.

                  (b) Each party shall designate, within three (3) Business Days of the date hereof, one person to coordinate all contacts and communications between the parties regarding the implementation of this Agreement (the "Contact Persons").

                  (c) The Working Teams shall, in good faith, attempt to resolve any disputes regarding the specific operations under, and timing or method of implementation or interpretation of this Agreement. If the Working Teams cannot reach a resolution within five (5) Business Days from the day a dispute first arises, the dispute shall be referred to the Contact Persons for resolution. If the Contact Persons cannot reach an agreement within five (5) Business Days of a dispute being referred to them, such dispute shall be submitted to the Bankruptcy Court in accordance with Section 6.4, provided, however, that in the event that such dispute is a financial dispute, such dispute shall be submitted to the Referee in accordance with Section 6.5. Pegasus and DIRECTV acknowledge the necessity for such disputes to be adjudicated on an expedited basis and agree that they will jointly request that the Bankruptcy Court schedule a hearing on such matters on a shortened emergency basis and seek similar expedited treatment from the Referee.

         2.2 Customer Account Migration.

                  (a) Promptly after the date hereof, the Working Teams will begin to develop a plan to migrate the Customers to align with DIRECTV's business rules ("Migration Plan") that includes the process to implement such plan (the "Migration Planning"). Business rules for the Migration Plan will cover all aspects of the standard DIRECTV customer experience, including standard DIRECTV programming packages, pricing and offers, equipment lease rates, extended warranty provisions, Customer upgrades, Customer acquisition costs and Customer retention and churn minimization tactics that may, at DIRECTV's discretion and direction, vary from the standard DIRECTV offers and rules.

                  (b) Pegasus Working Team members shall provide DIRECTV Working Team members with such access, information and input as necessary for DIRECTV to determine the most efficient approach for the transfer of Customers to DIRECTV at the Closing or over such period of time after the Closing as directed by DIRECTV (the "Customer Transfer"). The information to be provided pursuant to this Section 2.2(b) shall be presented by subscriber categories established by the Working Teams (e.g., by pricing and package type); provided, however, that, prior to Closing (except as otherwise provided in the next sentence), such information from PST shall not include Subscriber List information. If upon application by DIRECTV, the Bankruptcy Court determines that Pegasus is in breach of its obligations under this Section 2.2(b), DIRECTV shall have the unilateral right, to the extent authorized by the Bankruptcy Court, to access the information required by DIRECTV (including by accessing electronic information of Pegasus maintained by or viewable by DIRECTV) to prepare the information contemplated by this Section 2.2(b). In such event, DIRECTV agrees not to use any information retrieved from such files for purposes of directly marketing to any Customers prior to the Closing or otherwise in a manner inconsistent with any orders entered by the Bankruptcy Court in the Chapter 11 Case to date. Notwithstanding anything in this Agreement to the contrary, except as set forth in this Section 2.2(b), DIRECTV shall not be provided with Subscriber List information prior to the Closing.

                  (c) The sharing of relevant information and planning phase of the Migration Planning shall occur as soon as practicable after the date hereof, with (i) the implementation of the Migration Plan commencing on such date after the Implementation Date as determined by the Working Teams and (ii) the Customer Transfer occurring on the Closing Date or such time or times after the Closing, as designated by DIRECTV and implemented jointly by both parties.

                  (d) In connection with the Migration Planning, Pegasus shall deliver to its Customers a communication approved by DIRECTV and Pegasus, announcing this Agreement and notifying Customers that it is anticipated that they will have the opportunity to become DIRECTV customers in the future through the parties' joint efforts. The communication shall be delivered as soon as practical after the date hereof and the Working Teams shall promptly after the date hereof coordinate the preparation of such announcement. At DIRECTV's expense, Pegasus shall deliver additional communications to Customers, approved by DIRECTV and Pegasus, as the Working Teams deem appropriate from time to time to further the Migration Planning and Customer Transfer.

                  (e) The parties agree that Pegasus Customer service scripting, bill stuffers, website and IVR messaging, bill statement messages and all other Customer communications, to the extent used or made after the Implementation Date, will be subject to the Working Teams' approval.

         2.3 Customer Service Operations.

                  (a) Pegasus shall use commercially reasonable efforts to obtain such consents as necessary to allow DIRECTV immediate access, after the date hereof for planning purposes, to (i) the ADS-owned customer service facility in Dallas, Texas (the "ADS Facility"), and (ii) documentation and information related thereto as requested by DIRECTV and available to Pegasus (including a copy of the ADS Facility contract, policies and procedures in place at the ADS Facility, performance statistics, training processes and materials and IT tools in place at the ADS Facility). Subject to (i) DIRECTV's determination to the contrary following its review and assessment of such information and (ii) the assumption by the Sellers in the Chapter 11 Case and assignment of the ADS Facility contract to DIRECTV as of the Closing, the ADS Facility will remain operating through the current contract period (expiring in December, 2004) to assist in facilitation of the Customer Transfer and subsequent transition activities. Within ten (10) days after the date hereof, DIRECTV shall advise Pegasus of its determination to assume or not assume the ADS Facility contract.

                  (b) The Working Teams shall develop a retention plan for call center employees, which will be funded by DIRECTV, in order to maintain commercially reasonable call center service levels as established by the Working Teams. If service levels prior to the Implementation Date fall below Pegasus' current service levels or if service levels after the Implementation Date fall below the service levels established by the Working Teams, Pegasus agrees to cause calls received at such call centers to be directed to the Convergys call center contracted by DIRECTV, where such calls will be handled for Pegasus' account prior to the Closing Date. The cost to utilize the excess capacity at the Convergys call center will be shared equally by Pegasus and DIRECTV. The parties shall have joint management oversight of the Convergys call center with respect to such calls, with scripts approved by Pegasus.

                  (c) Pegasus will not send out WARN Act notices to its call center employees until two (2) calendar days after the date hereof, in order to allow the Working Teams to establish information about the call center retention plans.

         2.4 Customer Billing and Collection Activities

                  (a) Pegasus shall continue in the ordinary course to bill and collect from Customers from the date hereof until the Closing. The Working Teams shall determine the appropriate billing and remittance procedures for bills either mailed to Customers after the Closing or mailed before Closing with remittances due after Closing.

                  (b) Collection activities shall be included in the business rules addressed in the Migration Plan provided for in Section 2.2(a) hereof.

         2.5 Sales and Distribution Activities; Retention and Upgrade; Residence Servicing Activities.

                  (a) As soon as practicable after the date hereof, the Working Teams shall begin to discuss a process to handle those potential customers who contact Pegasus to activate accounts after the Closing, including processes for the parties to manage the activation of such potential customers as DIRECTV customers and the installation of equipment in their residences. If Pegasus, in its sole discretion, decides to cease activities relating to subscriber acquisition prior to the Closing, Pegasus agrees to refer such potential customers exclusively to DIRECTV in accordance with procedures established by the Working Teams.

                  (b) As soon as practical after the date hereof, Pegasus shall provide the Working Teams with such data as may be reasonably requested by DIRECTV relating to the Pegasus retailers, including information regarding territories covered, number of Customers activated by each retailer in the prior twelve months, charge backs and such other information as reasonably requested by DIRECTV but excluding such information that specifically identifies or allows specific identification of, or contact with, the Pegasus retailers or any of their Affiliates. The Working Teams shall determine the content of any letters that shall be delivered to Pegasus retailers with respect to the transactions contemplated by the Asset Purchase Agreement and the future relationship between DIRECTV and the retailers. In the event that a retailer of Pegasus or any of its Affiliates contacts DIRECTV, DIRECTV may discuss its future role, if any, and any other matters deemed appropriate by DIRECTV with such retailer; provided, however, that DIRECTV shall keep the Working Teams apprised generally of contacts with Pegasus retailers relating to the establishment of future relationships with those retailers. In addition, DIRECTV and Pegasus shall keep the Working Teams apprised generally of material activities with respect to such parties' retailers or their Affiliates in Pegasus's territories, but DIRECTV shall not otherwise be limited by this Section 2.5(b).

                  (c) In addition, Pegasus shall promptly provide information similar to that described in Section 2.5(b) above regarding Pegasus' relationships with installation and equipment servicing providers, but excluding such information that specifically identifies or allows specific identification of, or contact with, the Pegasus installation and equipment servicing providers or any of their Affiliates, to allow DIRECTV to assess the role, if any, that it would like such providers to undertake.

                  (d) As soon as practical after the date hereof, the Working Teams will discuss appropriate business rules for retaining and upgrading existing customers during the period prior to Closing. Subject to DIRECTV's right to terminate its obligations to reimburse certain costs of Pegasus as described in Section 3.1(b), the parties shall use commercially reasonable efforts to implement such business rules after the Implementation Date.

         2.6 Member Agreements. DIRECTV agrees that notwithstanding the actions to terminate the Member Agreements by NRTC, and the Seamless Agreement by DIRECTV, effective on August 31, 2004 (which termination is disputed by Pegasus), from and after September 1, 2004 through the Closing Date or for the period provided by Section 5.4(e), as applicable, DIRECTV will provide Pegasus the services otherwise required to be provided by NRTC to Pegasus as if the Member Agreements and the Seamless Agreement were still in effect (without DIRECTV agreeing to assume any exclusivity obligations) and Pegasus shall continue to comply with the Member Agreements and the Seamless Agreement as if they were still in effect; provided, however, that DIRECTV does not assume any liabilities or obligations of NRTC arising under or related to the Member Agreements. It is expressly acknowledged and agreed that in the event the Asset Purchase Agreement or this Agreement is terminated, nothing in this Section 2.6 shall be construed as amending or modifying the Member Agreements, or as an assumption of the Member Agreements by DIRECTV under Section 15 thereof, and no party will offer evidence or argument about the existence or purpose of this Agreement in any proceeding, action, motion or contested matter before the Bankruptcy Court or any other court relating to the Member Agreements. It is the intent of the parties that their legal relationship return to the status quo as of the time of the signing of this Agreement and no party's legal rights or arguments existing prior to this Agreement will be prejudiced or altered by this Agreement or any action taken pursuant to this Agreement.

         2.7 Existing Migration Process.

                  (a) The parties hereto acknowledge that DIRECTV will continue to implement a separate migration process during the term of this Agreement, to terminate the existing Customer accounts and activate new DIRECTV accounts for those Customers who request to become DIRECTV customers, all in accordance with DIRECTV's interpretation of any orders entered by the Bankruptcy Court's orders in the Chapter 11 Case to date, but without prejudice to Pegasus' right to contest this migration process if the Asset Purchase Agreement is terminated or the Settlement Agreement does not become effective (the "Existing Migration Process").

                  (b) Unless the Working Teams determine otherwise, Pegasus agrees to cooperate with the Existing Migration Process as follows:

                           (i) Without prejudice to Pegasus' rights to contest
                  the Existing Migration Process in the event the Asset Purchase Agreement is terminated or the Settlement Agreement does not become effective, Pegasus shall not prevent the deactivation, or refuse to deactivate, any Customer who requests to transfer to DIRECTV.

                           (ii) During the term of this Agreement, Pegasus shall
                  defer the billing of any fees or charges related to the non-return of DIRECTV services receiving equipment (including access cards) or the early termination or disconnection of services, in the case of Customers who Pegasus knows have transferred to DIRECTV.

                           (iii) Pegasus agrees that its communications with
                  Customers regarding the Existing Migration Process shall be handled in accordance with Section 2.2(e).

                           (iv) Pegasus shall comply with its obligations under
                  Section 8.2(d) of the Asset Purchase Agreement.

                  (c) As soon as practical after the date hereof, the Working Teams shall discuss a process to enable Pegasus and DIRECTV, at DIRECTV's election, to screen Active Subscribers from any solicitations to be sent by DIRECTV to potential new subscribers for DIRECTV services during the period prior to Closing.

                                   ARTICLE III

                               COST REIMBURSEMENT

         3.1 Customer Offers Reimbursement.

                  (a) Subject to Section 3.1(b), DIRECTV agrees to reimburse Pegasus for amounts actually expended or incurred by Pegasus, from and after the date hereof and prior to the Closing Date, for: (i) new Customer acquisition costs, including retailer sales commissions and other dealer compensation, distributor compensation and equipment and installation subsidies and costs, but not including advertising or similar marketing expenditures unless specifically approved by the Working Teams, (ii) retention activities related to churn mitigation and Customer loyalty, and (iii) equipment upgrade activities, in each case incurred in the ordinary course of business and in accordance with Pegasus' policies existing on the date hereof until the Working Teams have developed the Migration Plan and thereafter as implemented in accordance with the Migration Plan. Nothing in this Agreement shall prevent Pegasus from incurring advertising or marketing expenditures, in its sole discretion and at its own costs.

                  (b) If the Working Teams have not developed and agreed upon, within ten (10) calendar days of the date hereof, the section of the Migration Plan that covers the funding aspects of the activities listed in (i) through
(iii) in Section 3.1(a), DIRECTV may terminate its obligations to make reimbursements for any or all of the costs listed in Section 3.1(a) incurred after five (5) Business Days written notice to Pegasus, and Pegasus in its discretion may cease or reduce any activities giving rise to such costs. In addition, if (i) DIRECTV receives notice from Sellers' that Sellers are in breach of any representation or warranty or any covenant or agreement contained in the Asset Purchase Agreement, (ii) Sellers are in material breach of any representation or warranty or any covenant or agreement contained in the Asset Purchase Agreement, or (iii) if any Seller enters into a Covered Transaction,

DIRECTV may terminate its obligations to make reimbursements for any or all of the costs listed in Section 3.1(a) incurred after DIRECTV provides a written notice of such termination to Pegasus. For the avoidance of doubt DIRECTV will not reimburse Pegasus for any or all of the costs listed in Section 3.1(a) incurred after the date such written notice is provided by DIRECTV to Pegasus, unless in the case of (i) and (ii) such breach is cured.

                  (c) In addition, DIRECTV expressly reserves the right to terminate its obligation to reimburse Pegasus for any Customer acquisition costs incurred by Pegasus on or after September 1, 2004, at any time upon five (5) Business Days written notice to Pegasus, and Pegasus, in its discretion, may cease or reduce any activities giving rise to such costs.

         3.2 Migration Plan Reimbursement. Commencing on the date hereof through Closing, DIRECTV agrees to reimburse Pegasus for (i) actual incremental out of pocket costs incurred, as determined by the Working Teams, to implement the Migration Plan, (ii) any reduction in pricing of Customer packages in accordance with and consistent with the Migration Plan and (iii) any recurring monthly Customer fees eliminated at DIRECTV's request, in each case as provided for in the Migration Plan, without duplication of any amounts paid under Section 3.1.

         3.3 Customer Conversion Reimbursement. DIRECTV agrees to reimburse Pegasus in an amount equal to the Customer Conversion Reimbursement Amount.

         3.4 Reimbursement Procedures. The Convergys call center reimbursements provided for in Section 2.3(b) and this Article III shall (except as set forth in Section 5.4(f)), be made at Closing, and only if the Closing occurs, in each case in accordance with the Asset Purchase Agreement. Other than the reimbursement paid by DIRECTV pursuant to this Article III and except as otherwise provided in the Asset Purchase Agreement and this Agreement, DIRECTV shall have no liability for any customer service center leases, contracts, employee salaries, termination payments, retention bonuses or other amounts related to the Customer offers, and Customer care and service activities required during the term of this Agreement.

                                   ARTICLE IV

                             POST-CLOSING TRANSITION

         4.1 Transition Services. Pegasus hereby agrees that it shall provide such transition services post-Closing as shall be determined by the Working Teams to fully effectuate the Customer Transfer and post-Closing customer care, billing and collection. Prior to the Closing, the Working Teams shall determine
(i) the nature of the services required, (ii) the post-Closing time period for which the services shall be required (which shall in no event exceed 60 days following the date of the Closing) (the "Transition Period"), and (iii) a good faith estimate of all costs to be incurred with respect to such services required. DIRECTV agrees to pay Pegasus an amount equal to the Working Teams' estimate of such costs at the beginning of each thirty (30) day post-Closing period. A monthly statement shall be delivered by Pegasus to DIRECTV within fifteen (15) days after the end of each thirty (30) day post-Closing period. If the Working Teams estimate of such costs differs from the actual costs incurred as provided in Pegasus' monthly statement, Pegasus or DIRECTV, as the case may be, shall make an appropriate reconciliation payment to the other, within five
(5) Business Days after Pegasus delivers the statement to DIRECTV, of such amount by wire transfer of immediately available funds. Any disputes pursuant to this Section 4.1 shall be resolved pursuant to Sections 6.4 or 6.5, hereof, as the case may be.

         4.2 Incentive Fee. Pegasus employees shall be eligible to earn an incentive fee for the prompt and successful conclusion of all aspects of the post-Closing transition activities (including customer care, billing and collection) (the "Incentive Fee"). The Incentive Fee shall be paid by DIRECTV to Pegasus for payment to the Pegasus employees specified by the Working Teams, upon completion of certain actions and criteria established by DIRECTV prior to the Closing. The amount and time of the Incentive Fee payment shall be determined by the Working Teams; provided, however, that notwithstanding Section 6.4, in the event of a dispute, the DIRECTV Contact Person's decision regarding whether Incentive Fees should be paid or the amount thereof shall be final, conclusive and binding on the parties with respect to such matters. DIRECTV agrees to indemnify Pegasus for any liabilities and costs incurred by Pegasus in the event (i) DIRECTV announces to Pegasus employees the actions and criteria to be met for the Incentive Fee payment to be made, and (ii) DIRECTV does not pay such Incentive Fee if such criteria and actions have been met.

                                    ARTICLE V

                                   TERMINATION

         5.1 Bankruptcy Court Approval. As part of the Approval Motion, Pegasus agrees to promptly seek approval of this Agreement (to the extent such approval is required) with the Bankruptcy Court.

         5.2 Termination of Agreement. This Agreement may be terminated as follows:

                  (a) by either Pegasus or DIRECTV, if for any reason the Asset Purchase Agreement or the Settlement Agreement is terminated;

                  (b) by either Pegasus or DIRECTV, if the Bankruptcy Court determines that there has been a breach by the other party of any material agreement or understanding contained in this Agreement and which breach, following the receipt by the breaching party of a notice to cure such breach from the non-breaching party, has not been cured by the tenth (10th) day following receipt of such written notice;

                  (c) by DIRECTV, (i) upon receiving notice from Sellers' that Sellers are in breach of any representation or warranty or any covenant or agreement contained in the Asset Purchase Agreement, or (ii) if DIRECTV provides written notice to the Sellers that Sellers are in material breach of any representation or warranty or any covenant or agreement contained in the Asset Purchase Agreement; or

                  (d) by DIRECTV, if any Seller enters into a Covered
Transaction.

         5.3 Procedure Upon Termination. In the event of termination by Pegasus or DIRECTV, or both, pursuant to Section 5.2, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by Pegasus or DIRECTV. If this Agreement is validly terminated as provided herein, each party shall re-deliver to the party furnishing the same or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.

         5.4 Effect of Termination. Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that in the event of termination of this Agreement pursuant to Section 5.2,

                  (a) the parties shall retain their then existing respective rights and obligations (if any) with respect to their relationship generally, including with respect to Customer receivables and liabilities on a going forward basis as of such termination, and no party will offer evidence or argue that the existence or performance of this Agreement prior to termination created new rights or obligations or altered the rights or obligations of the parties existing prior to the date hereof;

                  (b) if the Closing occurs, then the amounts owed to Pegasus pursuant to Sections 3.1 and 3.2 shall be calculated through the day this Agreement was terminated, and such amounts shall be paid in accordance to the Asset Purchase Agreement;

                  (c) notwithstanding the earlier termination of this Agreement, the amounts owed to Pegasus pursuant to Sections 3.3 shall be calculated through the Reference Date and such amounts shall be paid in accordance with the Asset Purchase Agreement;

                  (d) the parties shall retain such rights and obligations regarding the Customer information as they would have possessed absent the execution and performance of this Agreement;

                  (e) unless the Asset Purchase Agreement has been terminated pursuant to Sections 4.4(g), 4.4(h), 4.4(j) or 4.4(k) thereof, the rights and obligations of DIRECTV and Pegasus under Section 2.6 shall continue until the earlier of (i) the denial by the District Court of Sellers' appeal of the Bankruptcy Court order which denied Sellers' motion for a preliminary injunction, or (ii) forty five (45) days after the termination of the Asset Purchase Agreement; and

                  (f) if the Asset Purchase Agreement has been terminated by Sellers pursuant to Section 4.4(a), 4.4(b), 4.4(d), 4.4(e), 4.4(f) or 4.4(i)
thereof, Pegasus may offset the reimbursements to be made by DIRECTV under Sections 3.1, 3.2 and 3.3 against the amount of Net Service Obligations allowed by the Bankruptcy Court and actually received by DIRECTV; provided, however, that Pegasus shall not be entitled to any reimbursement under Section 3.3 and shall not have any right to offset such amount owed under Section 3.3 if the Asset Purchase Agreement is terminated by Sellers pursuant to Section 4.4(a), 4.4(f) or 4.4(i), and at such time Pegasus had entered into a Covered Transaction.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 Post-Petition Amounts Due from Pegasus to DIRECTV. Any claim that DIRECTV may have relating to or arising out of this Agreement (including if Pegasus breaches this Agreement) for post-Closing activities shall, to the extent of the amount allowed, constitute allowed expenses of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be paid to DIRECTV as and when due.

         6.2 Audit.

                  (a) With respect to any payments required to be made by DIRECTV to Pegasus pursuant to this Agreement (other than Section 3.3), Pegasus shall deliver a statement setting forth in reasonable detail the services rendered in connection with such statement and the amount Pegasus believes it is owed. DIRECTV will have the right to raise objections to the statement within ten (10) days after their receipt thereof (but in no event will the Closing be delayed to resolve any disputes), in which event Pegasus shall provide DIRECTV and its independent auditors and agents with reasonable access, during regular business hours, to the employees, books, records or properties of Pegasus required in connection with DIRECTV's review of such statements.

                  (b) With respect to the reimbursement made by DIRECTV to Pegasus pursuant to Section 3.3, DIRECTV shall deliver to Pegasus within three
(3) Business Days after the end of each week during the term hereof a statement setting forth the daily Excess Migration Amount during the prior week. If the Closing does not occur and Pegasus is entitled to receive payment pursuant to
Section 3.3, Pegasus has the right to raise objections to the calculations set forth in the statement in a manner consistent with Section 3.2(c)(iii) of the Asset Purchase Agreement.

                  (c) DIRECTV will pay the amounts stated upon presentation of invoices upon Closing or prior to the Closing (in the case of amounts owed pursuant to Section 2.3(b)). Any disputes pursuant to this Section 6.2 will be resolved pursuant to Section 6.5.

         6.3 Expenses. Except as otherwise provided in this Agreement, each of Pegasus on the one hand, and DIRECTV, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

         6.4 Submission to Jurisdiction; Consent to Service of Process.

                  (a) Without limiting any party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and
(ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 6.8; provided, however, that if the Chapter 11 Case has closed or if the Bankruptcy Court elects to not exercise its jurisdiction, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.8.

         6.5 Financial Dispute. Notwithstanding anything to the contrary contained in Section 6.4, the parties agree that in the event of a financial dispute, such dispute will be resolved in a manner consistent with Section 3.2(e)(vi) of the Asset Purchase Agreement, in the same manner as disputes with respect to any Net Service Obligations are resolved.

         6.6 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

         6.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules), the Asset Purchase Agreement, the Confidentiality Agreement and the Settlement Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by any resolution of dispute involving the payment of money or written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, further, that if such party against whom enforcement is sought is Pegasus or if Pegasus is giving any written notice under this Agreement, the written instrument must also be signed by a representative of the Creditors' Committee. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

         6.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by the addressee thereof or any other person at such address ), (b) when sent by facsimile (with confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt by the addressee thereof or any other person at such address), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

         If to DIRECTV:

         DIRECTV, Inc.
         2230 East Imperial Highway
         El Segundo, CA  90245
         Facsimile: 310-964-4991
         Attention: Dan Fawcett
                    Executive Vice President, General Counsel and Secretary

         With a copy to:

         The DIRECTV Group, Inc.
         2250 East Imperial Highway
         El Segundo, California 90245
         Facsimile: 310-964-0838
         Attention: Larry D. Hunter
                    Executive Vice President, General Counsel and Secretary

         With a copy to:

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York  10153
         Facsimile: (212) 310-8007
         Attention: Frederick Green, Esq.
                    Michael Lubowitz, Esq.

         If to Pegasus, to:

         225 City Line Avenue
         Bala Cynwyd, PA 19004
         Facsimile: 610-934-7072
         Attention: Scott Blank, Senior Vice President and General Counsel

         With a copy to:

         Sidley Austin Brown & Wood LLP
         1501 K.Street, NW
         Washington, DC 20005
         Facsimile: 202 736 8711
         Attention: Thomas H. Yancey


         With a copy to:

         Akin Gump Strauss Hauer & Feld, LLP
         590 Madison Avenue
         New York, NY  10022
         Facsimile: (212)872-1002
         Attention: Daniel Golden, Esq.
                    David Botter, Esq.


         6.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         6.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and, additionally with respect to Pegasus, shall be binding upon any chapter 11 or 7 trustee appointed or elected for Pegasus and shall not be discharged by any plan of reorganization or liquidation that may be confirmed in the Chapter 11 Case, the conversion of such case to Chapter 7, or the dismissal of any such case. The terms of any plan submitted by Pegasus to the Bankruptcy Court for confirmation shall not be in conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of DIRECTV hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction that is contemplated by or approved pursuant to the order of the Bankruptcy Court approving this Agreement. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Pegasus or DIRECTV (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Pegasus may assign its rights to receive payments pursuant to this Agreement to a liquidating trust. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

         6.12 Non-Recourse. No past, present or future director, officer, employee, incorporator or stockholder of Pegasus or DIRECTV shall have any liability for any obligations or liabilities of Pegasus or DIRECTV under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

         6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         6.14 Reservation of Rights. Notwithstanding anything in this Agreement, it is acknowledged and understood that there exist disputes between the parties regarding the Purchased Assets (as defined in the Asset Purchase Agreement), including disputes about ownership, rights to use, access and what is in fact an asset or right of Pegasus or DIRECTV, including with respect to Subscriber Information. If this Agreement is terminated, nothing in this Agreement shall be deemed to be a waiver of any claim or defense relating to such assets or rights or an admission with respect to any claim or defense relating to such pre-existing disputes or other matters. If the Closing does occur, the Settlement Agreement shall be effective in accordance with its terms.

         6.15 No Survival. In the event that this Agreement is validly terminated in accordance with Section 5.2, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that the obligations of the parties set forth in Sections 2.3(b), 2.6, 5.3, 5.4, Articles IV and VI shall survive such termination and shall be enforceable hereunder.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                            PEGASUS SATELLITE TELEVISION, INC.


                                            By: /s/  Ted S. Lodge
                                                --------------------------------
                                                Name:  Ted S. Lodge
                                                Title: President and Chief
                                                       Operating Officer


                                            DIRECTV, INC.


                                            By: /s/  Michael W. Palkovic
                                                --------------------------------
                                                Name:  Michael W. Palkovic
                                                Title: Executive VP and Chief
                                                       Financial Officer